Exhibit 2.1

AMENDED AND RESTATED

PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

Ottawa Savings Bank

Ottawa, Illinois

Adopted as of March 16, 2005

Exhibit A:    Proposed Charter and Bylaws of Ottawa Savings Bank FSB

Exhibit B:    Proposed Charter and Bylaws of Ottawa Savings Bancorp

Exhibit C:    Proposed Charter and Bylaws of Ottawa Savings Bancorp MHC

1. INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

The Board of Directors of the Bank has unanimously adopted this Amended and Restated Plan of Reorganization and Minority Stock Issuance pursuant to which the Bank will reorganize into a mutual holding company structure under the laws of the United States. This Plan is being adopted in connection with the Bank’s adoption of a separate Plan of Charter Conversion pursuant to which the Bank will convert from a Illinois-chartered mutual savings bank to a federal mutual savings bank. It is intended that the Charter Conversion will occur immediately or as soon as practicable prior to the Reorganization. As a result, this Plan has been drafted and should be interpreted assuming the Bank is in the federal mutual savings bank form of organization and the Charter Conversion has been consummated. As part of the Reorganization and in accordance with this Plan, a mutual holding company to be known as Ottawa Savings Bancorp MHC (the “MHC”) will be established, as well as Ottawa Savings Bancorp (the “Holding Company”), which will be a federal corporation. In addition, a federally-chartered stock savings bank, which will be named Ottawa Savings Bank FSB, will also be established. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Bank will be a wholly-owned subsidiary of the Holding Company. The Plan also provides that non-transferable subscription rights to purchase up to 49.9% of the common stock of the Holding Company (“Conversion Stock”) shall be granted to certain deposit account holders of the Bank pursuant to the Plan and in accordance with the regulations of the OTS. This Reorganization and the Offerings will permit the Bank to control the amount of capital being raised to enable the Bank to more prudently deploy the proceeds, while at the same time enabling the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed.

In furtherance of the Bank’s commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Reorganization and Offerings. The charitable foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Holding Company intends to donate to the charitable foundation immediately following the Offerings a number of shares of its authorized but unissued Holding Company Common Stock in an amount up to 2% of the Holding Company Common Stock issued in the Offerings and to the MHC in the Reorganization.

This Plan is subject to the approval of the OTS and must be adopted by at least a majority of the total number of outstanding votes eligible to be cast by Voting Members at the Special Meeting.

2. DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Bank or by Officers designated by such Board and may be based on any evidence upon which the Board or such designees chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Bank and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

ACTUAL PURCHASE PRICE means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE, when used to indicate a relationship with any Person, means (i) savings association, a corporation or organization (other than the MHC, the Holding Company, the Bank or a majority-owned subsidiary of the MHC, the Holding Company or the Bank) of which such Person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the MHC, the Holding Company or the Bank or any of their subsidiaries.

BANK means Ottawa Savings Bank, an Illinois-chartered mutual savings bank, or Ottawa Savings Bank, a federally-chartered mutual savings bank, as the context of this Plan requires.

BANK BENEFIT PLANS includes, but is not limited to, Tax Qualified Employee Stock Benefit Plans and Non-Tax Qualified Employee Stock Benefit Plans.

BANK COMMON STOCK means the common stock of the Bank, par value $1.00 per share, which stock will not be insured by the FDIC or any other governmental authority, all of which will be held by the Holding Company.

CHARTER CONVERSION means the conversion of the Bank’s charter from a Illinois state-chartered mutual savings bank charter to a federally chartered mutual savings bank charter.

CODE means the Internal Revenue Code of 1986, as amended.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons within or without LaSalle County, Illinois and all contiguous counties as may be selected by the Holding Company and the Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION STOCK means the Holding Company Common Stock to be issued to the MHC, to be contributed by the Holding Company to the Foundation and to be sold by the Holding Company in the Offerings pursuant to the Plan. The Conversion Stock will not be insured by the FDIC or any other governmental authority.

DEPOSIT ACCOUNT means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

ELIGIBILITY RECORD DATE means the date for determining Eligible Account Holders and is the close of business on December 31, 2003.

ESOP means a Tax Qualified Employee Stock Benefit Plan adopted by the MHC, Holding Company or the Bank in connection with the Reorganization, the purpose of which shall be to acquire capital stock of the Holding Company, including Conversion Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

FOUNDATION means a charitable foundation that shall be established in connection with the Reorganization and shall qualify as an exempt organization under Section 501(c)(3) of the Code, the establishment and funding of which shall be undertaken as provided by Section 3A herein.

HOLDING COMPANY means Ottawa Savings Bancorp, a stock corporation to be organized under the laws of the United States. Upon completion of the Reorganization, the Holding Company shall hold all of the outstanding capital stock of the Bank.

HOLDING COMPANY COMMON STOCK means the common stock of the Holding Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

INITIAL PURCHASE PRICE means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

MANAGEMENT PERSON means any Officer or director of the Bank or any Affiliate of the Bank and any person Acting in Concert with such Officer or director.

MEMBER means any Person qualifying as a member of the Bank in accordance with its federal mutual charter and bylaws adopted in connection with the Plan of Charter Conversion, or any Person who would qualify as a member of the Bank in accordance with such federal mutual charter and bylaws but for the fact that such federal mutual charter and bylaws are not yet effective with the OTS, as the context of this Plan requires, and the laws of the United States, and any Person qualifying as a member of the MHC in accordance with the mutual charter and bylaws and the laws of the United States.

MHC means Ottawa Savings Bancorp MHC, a company organized under the laws of the United States. Upon completion of the Reorganization, the MHC shall hold at least 50.1% of the outstanding Holding Company Common Stock.

MINORITY STOCKHOLDER means any owner of the Holding Company’s Common Stock other than the MHC and the Foundation.

OFFERINGS mean the offering of Conversion Stock to Persons other than the MHC and the Foundation in the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering.

OFFICER means the president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

OTHER MEMBER means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member, but does not include the MHC or the Foundation.

PERSON means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a government or any political subdivision thereof.

PLAN and PLAN OF REORGANIZATION mean this Amended and Restated Plan of Reorganization and Minority Stock Issuance as adopted by the Board of Directors of the Bank and any amendment hereto approved as provided herein.

PROSPECTUS means the one or more documents to be used in offering the Conversion Stock in the Offerings.

PROXY STATEMENT means the document used to solicit approval of the Plan and the funding of the Foundation by Voting Members.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

REORGANIZATION means the reorganization of the Bank into the MHC and the organization of the Holding Company as a subsidiary of the MHC and the Stock Bank as a subsidiary of the Holding Company pursuant to this Plan.

STOCK BANK means the federally chartered stock savings bank resulting from the conversion of the Bank to stock form pursuant to this Plan.

SEC means the Securities and Exchange Commission.

SPECIAL MEETING means the Special Meeting of Members of the Bank called for the purpose of soliciting the Members’ approval of this Plan and the funding of the Foundation, including any adjournments or postponements of such meeting.

SUBSCRIPTION OFFERING means the offering of the Conversion Stock to Participants.

SUBSCRIPTION RIGHTS mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Plan by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Plan.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the MHC, the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

VOTING MEMBER means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank in accordance with its federal mutual charter and bylaws adopted in connection with the Plan of Charter Conversion.

VOTING RECORD DATE means the date or dates for determining the eligibility of Members to vote at the Special Meeting.

3. GENERAL PROCEDURE FOR REORGANIZATION.

(a) Organization of the Holding Companies and the Bank

The Reorganization will occur immediately or as soon as practicable after the Charter Conversion. The Reorganization will be effected as follows: (i) the Bank will organize an interim stock savings bank as a wholly owned subsidiary (“Interim One”); (ii) Interim One will organize a stock corporation as a wholly owned subsidiary (“Holding Company”); (iii) Interim One will organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”); (iv) the Bank will convert its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) sequentially with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) former members of the Bank will become members of the MHC; (vii) MHC will contribute 100% of the issued common stock of the Stock Bank to the Holding Company; and (viii) the Holding Company will issue a majority of its common stock to the MHC.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Offerings shares of Holding Company Common Stock representing up to 49.9% the pro forma market value of the Holding Company and the Bank. Upon the consummation of the Reorganization, the legal existence of the Bank will not terminate, but the MHC will be a continuation of the Bank. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be transferred to the Stock Bank as part of the Reorganization. All property of the Bank (not expressly retained by the MHC), including its right, title and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the MHC and will then be transferred to the Stock Bank. The Stock Bank will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Stock Bank will continue to have, succeed to and be responsible for all the rights, liabilities and obligations the Bank had when it was in mutual form and will maintain its headquarters and operations at the Bank’s present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the OTS regulations) of the Bank that are not expressly retained by the MHC shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings association subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

The Board of Directors of the Bank also shall take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 3A hereof.

(b)	Effect on Deposit Accounts and Borrowings

Each deposit account in the Bank on the effective date of the Reorganization will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as each deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

(c)	The Bank

Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings associations under federal law and regulations. A copy of the proposed charter and bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and, initially, the persons who purchase Conversion Stock. Upon the effective date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

(d)	The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be appointed by the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed charter and bylaws of the Holding Company is attached hereto as Exhibit B and made a part of this Plan.

The Holding Company will have the power to issue shares of Holding Company Common Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Holding Company Common Stock. The Holding Company may issue any amount of non-voting stock to persons other than the

MHC. The Holding Company will be authorized to undertake one or more minority stock offerings of less than 50% in the aggregate of the total outstanding Holding Company Common Stock, and the Holding Company intends to offer for sale up to 49.9% of Holding Company Common Stock in the Offerings.

(e)	The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. Persons who have membership rights with respect to the Bank under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after Reorganization so long as such persons remain depositors of the Stock Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC’s charter and bylaws as attached hereto as Exhibit C and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the Home Owners’ Loan Act of 1933, as amended.

The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Bank and all persons who become depositors of the Stock Bank after the Reorganization.

(f)	Charters and Bylaws

Copies of the proposed charter and bylaws of the Stock Bank, the Holding Company and the MHC are attached hereto as Exhibit A,Exhibit B and Exhibit C, respectively, and made a part of this Plan. By their approval of this Plan, the Voting Members shall have approved and adopted the charter and bylaws of the Stock Bank, the Holding Company and the MHC. The total shares of Holding Company Common Stock authorized under the Holding Company charter will exceed the shares of Holding Company Common Stock to be issued to the MHC and the Minority Stockholders in the Reorganization.

(g)	Rights of Owners of the MHC

Following the Reorganization, all persons who had membership or liquidation rights with respect to the Bank as of the effective date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC; provided, however, such proxies may not be voted by the Board of Directors of the Bank at the Special Meeting. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a Deposit

Account with the Stock Bank shall have any membership or liquidation rights with respect to the MHC.

(h)	Conversion of MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law and regulation (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no present intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will continue to own a majority of the Holding Company Common Stock of the Holding Company.

In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company (at the discretion of the MHC), and certain depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the new stock holding company formed in connection with the Conversion Transaction, as determined by the formula set forth in the following paragraphs. The additional shares of Holding Company Common Stock of the new Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value determined by an independent appraisal.

Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled to maintain the same percentage ownership interest in the new Holding Company after the Conversion Transaction as their ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the Minority Ownership Interest), subject only to the adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect the market value of assets of the MHC (other than common stock of the Holding Company).

At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs.

A Conversion Transaction would require the approval of applicable federal regulators, and would be presented to a vote of the members of the MHC. Under current OTS policy, if a Conversion Transaction were to occur, the transaction would require the approval of a majority of the holders of the Holding Company Common Stock, other than the MHC. In addition, federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings association converting to stock form.

(i)	Applications and Regulatory and Member Approval

The Bank will take the necessary steps to prepare and file the Notice of Reorganization and Application for Approval of a Minority Stock Issuance, including the Plan, together with all requisite material, with the OTS for approval. The Bank also will cause copies of the Plan to be made available at each office of the Bank for inspection by Members. Once the Notice of Reorganization and Application for Approval of a Minority Stock Issuance are filed, the Bank will cause to be published, in accordance with the requirements of applicable regulations of the OTS, notice of the filing with the OTS of the Notice of Reorganization and Application for Approval of a Minority Stock Issuance, and will post notice of the filing of the Notice of Reorganization and Application for Approval of a Minority Stock Issuance in each office of the Bank.

Promptly following receipt of requisite approval of the OTS, this Plan and the funding of the Foundation will be submitted to the Voting Members for their consideration and approval at the Special Meeting. The Bank shall mail to all Voting Members as of the Voting Record Date, at their last known address appearing on the records of the Bank, a proxy statement describing the Plan and the funding of the Foundation which will be submitted to a vote of the Voting Members at the Special Meeting. If the Plan and the funding of the Foundation are approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting, the Bank shall take all other necessary organizational steps pursuant to applicable laws and regulations to amend its charter and bylaws to authorize the issuance of its capital stock to the Holding Company and to fund the Foundation at the time the Reorganization is consummated.

As soon as practicable after the adoption of the Plan by the Board of Directors of the Bank, the proposed Board of Directors of the Holding Company shall adopt the Plan by at least a two-thirds vote. The proposed Board of Directors of the Holding Company shall cause to be submitted to the OTS such applications as may be required for approval of the Holding Company’s acquisition of the Bank and a Registration Statement to the SEC to register the Conversion Stock under the Securities Act of 1933, as amended. The proposed Board of Directors of the Holding Company shall also register the Conversion Stock under any applicable state securities laws, subject to Section 13 hereof. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if applicable, and Other Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof. The Holding Company shall purchase all of the capital stock of the Bank with an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS.

(j)	Expenses

The Holding Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Reorganization, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering or Public Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

3A.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

As part of the Reorganization, the Bank shall establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation from authorized but unissued shares of Holding Company Common Stock, an amount up to 2% of the number of shares of Holding Company Common Stock issued in the Offerings and to the MHC in the Reorganization. The Foundation shall be formed in connection with the Reorganization to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long-term.

The Foundation shall be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation shall annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Holding Company Common Stock contributed to it by the Holding Company.

The Board of Directors of the Foundation shall be comprised of individuals who are Officers and/or Directors of the Holding Company or the Bank. Additionally, for at least five years after the Foundation’s organization, at least one member of the Foundation’s Board of Directors must be a member of the local community that is not an officer, director or employee of the MHC, the Holding Company, the Bank or any of its Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation shall be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

4.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

(a) The aggregate price at which shares of Conversion Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the

Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Bank, market, financial and economic conditions, a comparison of the Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the pendency of the Reorganization as market and financial conditions warrant and as may be required by the OTS.

(b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Bank shall fix the Initial Purchase Price and the number of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The purchase price per share for the Holding Company Common Stock shall be a uniform price determined in accordance with applicable OTS rules and regulations. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Holding Company and the Bank upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Holding Company and the Bank in connection with such Offerings.

(c) Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Reorganization or to fill the Order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Holding Company and the Bank may increase or decrease the total number of shares of Conversion Stock to be issued in the Reorganization to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a) Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $170,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the

Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 10 and 13 hereof.

(b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also directors or Officers of the Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6. SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Holding Company Common Stock issued in the Offerings and contributed to the Foundation, including any shares of Holding Company Common Stock to be issued as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Reorganization. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Conversion Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of Holding Company Common Stock issued in the Offerings and contributed to the Foundation. Shares of Conversion Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the

Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of or Person Acting in Concert with any Management Person.

7. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a) In the event that the Eligibility Record Date is more than 15 months prior to the date of the OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $170,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8. SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

(a) Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $170,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and

Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

(a) If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.

(b) In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in LaSalle County, Illinois and all contiguous counties (“Preferred Subscribers”).

(c) A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Bank may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled order bears to the total unfilled orders of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d) The amount of Conversion Stock that any Person may purchase in the Community Offering shall not exceed $170,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock or decreased to less than $170,000, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers; and provided further that to the extent applicable, and subject to the preferences set forth in Section 9(b) and (c) of this Plan and the limitations on purchases of Conversion Stock set forth in this Section 9(d) and Section 10 of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

(e) Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Bank, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $170,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock or decreased to less than $170,000, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Conversion Stock set forth in this Section 9(e) and Section 10 of this Plan, orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

(f) The Holding Company and the Bank may sell any shares of Conversion Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the Holding Company, subject to any required regulatory approval or consent.

(g) If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Holding Company and the Bank shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

The following limitations shall apply to all purchases of Holding Company Common Stock in the Offerings:

(a) The aggregate amount of outstanding Holding Company Common Stock owned or controlled by persons other than the MHC at the close of the Offerings shall be less than 50% of all outstanding Holding Company Common Stock.

(b) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(h) hereof, and certain Eligible Account Holders and Supplemental Eligible Account Holders, as set forth in Sections 5(a)(ii) and (iii) and 7(a)(ii) and (iii) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Holding Company Common Stock that any Person, any Person together with any Associates, or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase in the Offerings, shall not exceed $170,000 of Conversion Stock in the Subscription Offering.

(c) No Person may purchase fewer than 25 shares of Holding Company Common Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

(d) The aggregate amount of Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Stock Benefit Plan or any Management Person and his or her Associates, exclusive of any shares of Holding Company Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Holding Company Common Stock at the conclusion of the Offerings. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

(e) The aggregate amount of Holding Company Common Stock or preferred stock acquired in the Offerings, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Stock Benefit Plan or any Management Person and his or her Associates, exclusive of any Holding Company Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Offerings. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

(f) The aggregate amount of Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any shares of Holding Company Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Holding Company Common Stock at the conclusion of the Offerings.

(g) The aggregate amount of Holding Company Common Stock or preferred stock acquired in the Offerings, plus all prior issuances by the Holding Company, by one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any shares of Holding Company Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Offerings.

(h) The aggregate amount of Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Holding Company, by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding Holding Company Common Stock held by persons other than the MHC.

(i) The aggregate amount of Holding Company Common Stock acquired in the Offerings, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Stock Benefit Plans or Management Persons and their Associates, exclusive of any Holding Company Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 32% of the outstanding shares of Holding Company Common Stock, held by persons other than that MHC, at the conclusion of the Offerings. In calculating the number of shares held by Management Persons and their Associates under this paragraph or paragraph j. below, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan that are attributable to such persons shall not be counted.

(j) The aggregate amount of Holding Company Common Stock or preferred stock acquired in the Offerings, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Stock Benefit Plans or Management Persons and their Associates, exclusive of any Holding Company Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 32% of the stockholders’ equity of the Holding Company, held by persons other than MHC, at the conclusion of the Offerings.

(k) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Holding Company, the Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(b) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(l) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members or resolicitation of subscribers, the Holding Company and the Bank may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Holding Company Common Stock in the Offerings whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company and the Bank shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

(m) The Holding Company and the Bank shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Holding Company and the Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

11. TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a) The Offerings shall be conducted in compliance with 12 C.F.R. Part 563g and, to the extent applicable, Form OC. The Subscription Offering may be commenced concurrently with or at any time after the mailing of the Proxy Statement. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting.

(b) The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Reorganization. The Holding Company and the Bank may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c) The Holding Company and the Bank shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof. To the extent permitted by applicable law and regulation, the Holding Company and the Bank may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Bank by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed prior to the expiration of 30 days after the mailing by the Holding Company and the Bank of the postage-paid card to Participants.

(d) A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

(e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company and the Bank. The Holding Company and the Bank may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company and the Bank, along with full payment (or authorization for full payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company and the Bank by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f) The Holding Company and the Bank shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Order Forms shall be final and conclusive.

12. PAYMENT FOR CONVERSION STOCK.

(a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Bank. The Bank, in its sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company and the Bank may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Bank shall refund the difference to all Participants and other

Persons, unless the Holding Company and the Bank choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Bank shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Bank chooses to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

(b) Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Offerings, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the ESOP, at such time, the aggregated price of the shares for which it subscribed.

(c) If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Bank.

(d) The Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Reorganization is completed or terminated.

(e) The Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

(f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13. ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Holding Company and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which all of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Holding Company or the Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Holding Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

14. VOTING RIGHTS OF SHAREHOLDERS.

Following consummation of the Reorganization, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank’s outstanding voting capital stock, voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock, and voting rights with respect to the MHC shall be held and exercised exclusively by its eligible members.

15. TRANSFER OF DEPOSIT ACCOUNTS.

Each Deposit Account in the Bank at the time of the consummation of the Reorganization shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Reorganization. Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

16. REQUIREMENTS FOLLOWING REORGANIZATION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Reorganization, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock, and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

17. DIRECTORS AND OFFICERS OF THE BANK.

Each person serving as a director or Officer of the Bank at the effective time of the Reorganization shall continue to serve as a director or Officer of the Bank for the balance of the term for which the person was elected prior to the Reorganization, and until a successor is elected and qualified.

18. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE REORGANIZATION.

For a period of three years following the Reorganization, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction and involving more than 1% of the outstanding Holding Company Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) even if such Holding Company Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

19. RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Conversion Stock which are purchased by Persons other than directors and Officers of the Holding Company or the Bank shall be transferable without restriction. Shares of Conversion Stock purchased by directors and Officers of the Holding Company or the Bank and their Associates on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Conversion Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 575 of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

20. RESTRICTIONS ON VOTING HOLDING COMPANY COMMON STOCK.

The Charter of the Holding Company shall provide that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares, except the MHC, shall be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Charter and Bylaws of the Holding Company will include provisions that eliminate cumulative voting for the election of directors and prohibit persons other than the Board of Directors of the Holding Company from calling special meetings of the stockholders of the Holding Company.

21. ADOPTION OF FEDERAL STOCK CHARTER AND BYLAWS.

As part of the Reorganization, the Bank shall take all appropriate steps to adopt a federal stock charter and bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a federally chartered stock form savings bank.

22. TAX RULINGS OR OPINIONS.

Consummation of the Reorganization is conditioned upon prior receipt by the Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Illinois tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company and the Bank or to account holders receiving Subscription Rights before or after the Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

23. STOCK COMPENSATION PLANS.

(a) The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Reorganization, including without limitation an employee stock ownership plan.

(b) Subsequent to the Reorganization, the Holding Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan, the total number of shares of common stock for which options may be granted and the total amount of common stock granted as restricted stock must not exceed limitations set forth in Section 10 hereof. In addition, any such plan implemented during the one-year period subsequent to the date of consummation of the Reorganization: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Members and in the Prospectus; (ii) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Holding Company Common Stock no earlier than six months following consummation of the Reorganization; and (iii) shall comply with all other applicable requirements of the OTS.

(c) Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(d) The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

24. DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

The Holding Company may not declare or pay a cash dividend on its Holding Company Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under 567.2 of the Regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with 563b.520 of the Regulations. Following completion of the Offerings, the Holding Company may repurchase its Holding Company Common Stock consistent with 563b.510 and 563b.515 of the Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under 567.2 of the Regulations. The MHC may from time to time purchase Holding Company Common Stock. Subject to any notice or approval requirements of the OTS under the Regulations, the MHC may waive its right to receive dividends declared by the Holding Company.

25. PAYMENT OF FEES TO BROKERS.

The Bank may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

26. EFFECTIVE DATE.

The effective date of the Reorganization shall be the date of the closing of the sale of all shares of Conversion Stock. The closing of the sale of all shares of Conversion Stock sold in the Offerings shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

27. AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Board of Directors of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the earlier of the Special Meeting, this Plan may be terminated by the Board of Directors of the Bank without approval of the OTS; after the Special Meeting, the Board of Directors may terminate this Plan only with the approval of the OTS.

28. INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Holding Company and Bank shall be final, subject to the authority of the OTS.